EXHIBIT 10.2

BRIDGE CREDIT AGREEMENT

dated as of

August 30, 2005

among

FEDERATED DEPARTMENT STORES, INC.

FEDERATED RETAIL HOLDINGS, INC.

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.

and

BANK OF AMERICA, N.A.,
as Administrative Agents

and

JPMORGAN CHASE BANK, N.A.,
as Paying Agent

___________________________

J.P. MORGAN SECURITIES INC.

and

BANC OF AMERICA SECURITIES LLC,
as Joint Bookrunners and Joint Lead Arrangers

[Reference No. 6701-543]

TABLE OF CONTENTS
		Page

	ARTICLE I

	Definitions

SECTION 1.01.	Defined Terms	1
SECTION 1.02.	Classification of Loans and Borrowings	16
SECTION 1.03.	Terms Generally	16
SECTION 1.04.	Accounting Terms; GAAP	16

	ARTICLE II

	The Credits

SECTION 2.01	Commitments	17
SECTION 2.02	Loans and Borrowings	17
SECTION 2.03	Requests for Revolving Borrowings	18
SECTION 2.04.	Competitive Bid Procedure	18
SECTION 2.05	Funding of Borrowings	21
SECTION 2.06	Interest Elections	21
SECTION 2.07	Termination and Reduction of Commitments	22
SECTION 2.08	Repayment of Loans; Evidence of Debt	23
SECTION 2.09	Prepayment of Loans	24
SECTION 2.10	Fees	25
SECTION 2.11	Interest	26
SECTION 2.12	Atlernate Rate of Interest	27
SECTION 2.13	Increased Cost	28
SECTION 2.14	Break Funding Payments	29
SECTION 2.15	Taxes	29
SECTION 2.16	Payments Generally; Pro Rata Treatment; Sharing of Set offs	30
SECTION 2.17	Mitigation Obligations; Replacement of Lenders	32

	ARTICLE III

	Representations and Warranties

SECTION 3.01	Organization	33
SECTION 3.02	Powers; Authorization; No Conflicts; Enforceablitly	33
SECTION 3.03	Approvals	33
SECTION 3.04	Finanical Condition; No Material Adverse Change	33
SECTION 3.05	Litigation	34
SECTION 3.06	Investment and Holding Company Status	34
SECTION 3.07	ERISA	34

	ARTICLE IV

	Conditions

SECTION 4.01	Effective Date	35
SECTION 4.02	Each Credit Event	36

	ARTICLE V

	Affirmative Covenants

SECTION 5.01	Financial Statements; Ratings Change and Other Information	37
SECTION 5.02	Existence	38
SECTION 5.03	Payment of Obligations	39
SECTION 5.04	Maintenance of Properties; insurance	39
SECTION 5.05	Books and Records; Inspection Rights	39
SECTION 5.06	Compliance with Laws	39
SECTION 5.07	Use of Proceeds	40

	ARTICLE VI

	Negative Covenants

SECTION 6.01	Subsidiary Indebtedness	40
SECTION 6.02	Liens	41
SECTION 6.03	Fundamental Chagnes; Conduct of Business	42
SECTION 6.04	Sale and Leaseback Transactions	43
SECTION 6.05	Leverage Ratio	43
SECTION 6.06	Interest Coverage Ratio	43

	ARTICLE VII

	Events of Default

	ARTICLE VIII

	The Agents

	ARTICLE IX

	Miscellaneous

SECTION 9.01	Notices	48
SECTION 9.02	Waivers; Amendments	49
SECTION 9.03	Expenses; Indemnity; Damage Waiver	50
SECTION 9.04	Successors and Assigns	51
SECTION 9.05	Survival	53
SECTION 9.06	Counterparts' Integration; Effectiveness	54
SECTION 9.07	Severability	54
SECTION 9.08	Right of Setoff	54
SECTION 9.09	Governing Law; Jursidiction; Consent to Service of Process	54
SECTION 9.10	Waiver of Jury Trial	55
SECTION 9.11	Headings	55
SECTION 9.12	Confidentiality	55
SECTION 9.13	Interest Rate Litigation	56
SECTION 9.14	Patroit Act	56

SCHEDULES:

Schedule 2.01	Commitments
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Opinion of FDSI's and Borrower's Counsel
Exhibit C	Form of Opinion of Dennis J. Broderick
Exhibit D	Form of Guarantee Agreement

BRIDGE CREDIT AGREEMENT dated as of August 30, 2005, among FEDERATED DEPARTMENT STORES, INC., FEDERATED RETAIL HOLDINGS, INC., the LENDERS party hereto, JPMORGAN CHASE BANK, N.A. and BANK OF AMERICA, N.A. as Administrative Agents and JPMORGAN CHASE BANK, N.A., as Paying Agent.

    The parties hereto agree as follows:

ARTICLE I

Definitions

            SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

            "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

            "Acquisition" means the acquisition of May by FDSI pursuant to the Merger Agreement, resulting in the Borrower becoming a direct, wholly owned subsidiary of FDSI.

            "Acquisition Transactions" means (a) the Acquisition, (b) the transfer by FDSI to the Borrower of each of FDSI's operating subsidiaries and certain other subsidiaries existing immediately prior to the consummation of the Acquisition and (c) the assumption by the Borrower of all of the obligations of FDSI under the FDSI Notes and the FDSI Indentures and the release of FDSI from all such obligations, in each case pursuant to the applicable FDSI Notes and FDSI Indentures.

            "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

            "Administrative Agent" means each of JPMorgan Chase Bank, N.A. and Bank of America, N.A., each in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents.

            "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Paying Agent.

            "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

            "Agents" means the Paying Agent and each Administrative Agent.

            "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus one half of 1 percent; provided that, for any day during the one week period commencing on and including the Effective Date, the "Alternate Base Rate" means a rate per annum equal to the Federal Funds Effective Rate in effect on such day plus one percent. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

            "Applicable Percentage" means, with respect to any Lender, the percentage of the Total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

            "Applicable Rate" means, for any day, with respect to any Eurodollar Revolving Loan .29%, or with respect to the facility fees payable hereunder .06%, as the case may be.

            "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Paying Agent, in the form of Exhibit A or any other form approved by the Paying Agent.

            "Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

            "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

            "Borrower" means The May Department Stores Company, a New York corporation, which is expected to change its name to Federated Retail Holdings, Inc. following the Acquisition.

            "Borrowing" means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect.

            "Borrowing Request" means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

            "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

            "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

            "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of FDSI; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of FDSI by Persons who were neither (i) nominated by the board of directors of FDSI nor (ii) appointed by directors so nominated; or (c) after the Effective Date the Borrower ceases to be a direct, wholly owned subsidiary of FDSI.

            "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

            "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Competitive Loans.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            "Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders' Commitments is $5,000,000,000.

            "Commitment Reduction Event" means:

        any sales, transfers or other dispositions (including pursuant to a sale and leaseback transaction, but excluding sales, transfers and dispositions to FDSI or any Subsidiary) of (i) any real property or any subsidiary, division or store (or all or substantially all of the assets of any subsidiary, division or store) by FDSI or any Subsidiary, in each case that either (A) arises or results from the Acquisition or (B) is made pursuant to a transaction or series of related transactions resulting in Net Proceeds exceeding $25,000,000, or (ii) the credit card businesses of FDSI, May or their respective subsidiaries, which sales, transfers and dispositions in the aggregate (in respect of clauses (i) and (ii)) provide Net Proceeds to FDSI or any Subsidiary of at least $100,000,000 from and after (I) in the case of the initial Commitment Reduction Event, the Effective Date and (II) in the case of each subsequent Commitment Reduction Event, the date of the preceding Commitment Reduction Event;
        the issuance by FDSI or any Subsidiary of any Equity Interests in the capital markets (which, for the avoidance of doubt, shall not include the issuance of Equity Interests to any officer, director or employee of FDSI or any Subsidiary pursuant to the exercise of stock options or any employee stock purchase plan or similar benefit plan); or
        the incurrence by FDSI or any Subsidiary of any long-term Indebtedness in the capital markets, other than to the extent such long-term Indebtedness refinances long-term Indebtedness of FDSI or any Subsidiary outstanding as of the date of this Agreement.

            "Competitive Bid" means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

            "Competitive Bid Rate" means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

            "Competitive Bid Request" means a request by the Borrower for Competitive Bids in accordance with Section 2.04.

            "Competitive Loan" means a Loan made pursuant to Section 2.04.

            "Consolidated EBITDA" means, for any period, (a) the sum, of (i) net income (or net loss), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense (including amortization of (A) excess of cost over net assets acquired, (B) reorganization value in excess of amounts allocable to identifiable assets and (C) unearned restricted stock), (vi) unusual and extraordinary losses and (vii) non-recurring charges in an aggregate amount for all periods not to exceed $800,000,000 in respect of (A) store, corporate office and support function closings, eliminations, relocations and divisional realignments, (B) employee severance costs and (C) fees, costs and expenses, in the case of clauses (A), (B) and (C) resulting from, or incurred in connection with, the Acquisition, less (b) the sum of (i) unusual and extraordinary gains and (ii) interest income, in each case in clauses (a) and (b) of FDSI and the Subsidiaries, determined on a consolidated basis in accordance with GAAP.

            "Consolidated Net Debt" means, at any date of determination, the aggregate principal amount of Indebtedness of any of FDSI and the Subsidiaries outstanding as of such date, determined on a consolidated basis in accordance with GAAP, net of the aggregate amount of invested cash equivalents (excluding cash and demand deposits) held by FDSI or any Subsidiary as of such date, excluding any such cash equivalents that (a) are subject to any Liens, (b) are subject to any restrictions on the use or disposition thereof or (c) are held by a Subsidiary, to the extent such Subsidiary is subject to any restriction on the distribution of such cash equivalents without prior approval or waiver (that has not been obtained), pursuant to the terms of such Subsidiary's organizational documents or any agreement, judgment, order, law or other restriction binding upon such Subsidiary; provided that any write-ups or write-downs of long-term Indebtedness (including current portions) of May or its subsidiaries as a result of the Acquisition shall be disregarded for purposes of determining Consolidated Net Debt.

            "Consolidated Net Interest Expense" means, for any period, the amount (if any) by which (a) interest payable on all Indebtedness (including the interest component of Capitalized Lease Obligations, but excluding tender premiums) and amortization of deferred financing fees and debt discount in respect of all Indebtedness exceeds (b) interest income, in each case in clauses (a) and (b) of FDSI and the Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that any write-ups or write-downs of long-term Indebtedness of May (including current portions) or its subsidiaries as a result of the Acquisition, and any related amortization expense resulting therefrom, shall be disregarded for purposes of determining Consolidated Net Interest Expense.

            "Consolidated Net Tangible Assets" means, at any date of determination, (a) the aggregate amount of assets (less applicable reserves and other properly deductible items), minus (b) all current liabilities, minus (c) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, in each case in clauses (a), (b) and (c) of FDSI and the Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that any write-ups or write-downs of long-term Indebtedness of May (including current portions) or its subsidiaries as a result of the Acquisition, and any related amortization expense resulting therefrom, shall be disregarded for purposes of determining Consolidated Net Tangible Assets.

            "Consolidated Net Worth" means, at any date of determination, the total consolidated stockholders' equity of FDSI, determined as of such date in accordance with GAAP.

            "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

            "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

            "Documentary LC" means any letter of credit (other than a letter of credit issued under, or that becomes a letter of credit under, the Permanent Credit Facility) that is issued by a Person that is not an Affiliate of FDSI for the benefit of a supplier of inventory to FDSI or any Subsidiary to effect payment for such inventory.

            "dollars" or "$" refers to lawful money of the United States of America.

            "Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

            "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with FDSI, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

            "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by FDSI or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by FDSI or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by FDSI or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by FDSI or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from FDSI or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

            "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate (or, in the case of a Competitive Loan, the LIBO Rate).

            "Event of Default" has the meaning assigned to such term in Article VII.

            "Exceeding Lender Group" shall mean (a) JPMorgan Chase Bank, N.A. and its Affiliates (b) Bank of America and its Affiliates and/or (c) Credit Suisse, Cayman Islands Branch and its Affiliates, each of which shall constitute an Exceeding Lender Group provided that any such group referred to in clauses (a), (b) or (c) shall cease to be an Exceeding Lender Group after its Commitments have been reduced to $1,000,000,000.

            "Excluded Taxes" means, with respect to the Paying Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a).

            "Existing Credit Agreements" means (a) the Five Year Credit Agreement dated as of June 29, 2001, among FDSI, the banks, financial institutions and other institutional lenders listed on the signature pages thereof, Citibank N.A., as an administrative agent and paying agent, JPMorgan Chase Bank, N.A., as an administrative agent, Fleet National Bank, as syndication agent, and Bank of America, N.A., The Bank of New York and Credit Suisse First Boston, as documentation agents, and (b) the Amended and Restated Five-Year Credit Agreement dated as of August 4, 2004, among the Borrower, May, the banks, financial institutions and other institutional lenders listed on the signature pages thereof, Citibank N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, Morgan Stanley Bank, Bank of America, N.A., BNP Paribas and Wachovia Bank National Association, as documentation agents, and Citigroup Global Markets Inc, J.P. Morgan Securities Inc. and Morgan Stanley Bank, as joint lead arrangers and bookrunners.

            "Existing Indebtedness" has the meaning assigned to such term in Section 6.01(b).

            "FDSI" means Federated Department Stores, Inc., a Delaware corporation.

            "FDSI Indentures" means (a) the Indenture dated as of December 15, 1994, between FDSI and The First National Bank of Boston, as Trustee and (b) the Indenture dated as of September 10, 1997, between FDSI and Citibank, N.A., as Trustee.

            "FDSI Notes" means (a) the 6.625% Senior Notes due 2008, (b) the 6.625% Senior Notes due 2011, (c) the 6.9% Senior Debentures due 2029, (d) the 6.3% Senior Notes due 2009, (e) the 7.45% Senior Notes due 2017, (f) the 7.0% Senior Debentures due 2028, (g) the 6.79% Senior Debentures due 2027 and (h) the 8.5% Senior Notes due 2010, in each case issued by FDSI pursuant to a supplemental trust indenture supplementing the applicable FDSI Indenture.

            "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Paying Agent from three Federal funds brokers of recognized standing selected by it.

            "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of FDSI or the Borrower, as applicable.

            "Fixed Rate" means, with respect to any Competitive Loan (other than a Eurodollar Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

            "Fixed Rate Loan" means a Competitive Loan bearing interest at a Fixed Rate.

            "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

            "GAAP" means generally accepted accounting principles in the United States of America.

            "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

            "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

            "Guarantee Agreement" means the Guarantee Agreement between FDSI, the Borrower and the Paying Agent substantially in the form of Exhibit D hereto.

            "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (other than performance, surety and appeals bonds arising in the ordinary course of business), (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (other than obligations for property (excluding real property, capital stock and property subject to capital leases) and services purchased, and expense accruals and deferred compensation items arising in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor under applicable law as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

            "Indemnified Taxes" means Taxes other than Excluded Taxes.

            "Interest Coverage Ratio" means, at any date of determination, the ratio of (a) Consolidated EBITDA for the Measurement Period then most recently ended to (b) Consolidated Net Interest Expense for such Measurement Period.

            "Interest Election Request" means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.06.

            "Interest Payment Date" means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period and (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days' duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days' duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing.

            "Interest Period" means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is seven days or one, two, three or six months thereafter, as the Borrower may elect and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than seven days or more than 180 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

            "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

            "Leverage Ratio" means, at any date of determination, the ratio of (a) Consolidated Net Debt to (b) the sum of Consolidated Net Debt plus Consolidated Net Worth.

            "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Paying Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Paying Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

            "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

            "Loan Documents" means this Agreement and the Guarantee Agreement.

            "Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

            "Margin" means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

            "Material Adverse Effect" means an effect that causes or results in or has a reasonable likelihood of causing or resulting in any material adverse change in (a) the business, condition (financial or otherwise), operations, performance or properties of FDSI and the Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender under any Loan Document, (c) the ability of FDSI and the Borrower, taken as a whole, to perform their obligations under any Loan Document or (d) the legality, validity or enforceability of any Loan Document.

            "Material Indebtedness" means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of FDSI and its Subsidiaries in an aggregate principal amount exceeding $150,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of FDSI or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that FDSI or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

            "Material Subsidiary" means, as of any date of determination, (a) the Borrower and (b) any other Subsidiary having (i) assets with a value of not less than 5% of the total value of the assets of FDSI and its consolidated subsidiaries, taken as a whole, or (ii) Consolidated EBITDA of not less than 5% of the Consolidated EBITDA of FDSI and its consolidated subsidiaries, taken as a whole, in each case as of the end of or for the most recently completed fiscal year of FDSI.

            "Maturity Date" means the date that is 364 days after the Effective Date; provided that if such date is not a Business Day, then the Maturity Date shall be the next preceding Business Day.

            "May" means The May Department Stores Company, a Delaware corporation.

            "Measurement Period" means the period of four fiscal quarters of FDSI then most recently ended for which the Paying Agent has received (or should have received) financial statements in compliance with paragraphs (a) or (b) of Section 5.01; provided that until the first date after the date hereof for which the Paying Agent has received (or should have received) financial statements in compliance with Section 5.01(b), the Measurement Period shall mean the period of four fiscal quarters of FDSI ended April 30, 2005.

            "Merger Agreement" means the Agreement and Plan of Merger dated as of February 27, 2005, by and among FDSI, Milan Acquisition Corp., a Delaware corporation, and May.

            "Minor Subsidiary" means any Subsidiary that is not a Material Subsidiary.

            "Moody's" means Moody's Investors Service, Inc. or any successor thereto.

            "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

            "Net Proceeds" means, with respect to any event (a) the cash proceeds received in respect of such event, including any cash received in respect of any non-cash proceeds, but only as and when received, net of (b) the sum of (i) all fees and out-of-pocket expenses paid by FDSI and the Subsidiaries to third parties in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset, the amount of all payments required to be made by FDSI and the Subsidiaries as a result of such event to repay Indebtedness secured by such asset and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by FDSI and the Subsidiaries, and the amount of any reserves established by FDSI and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable and that are directly attributable to such event (as determined reasonably and in good faith by a financial officer of FDSI).

            "Obligations" has the meaning assigned to such term in the Guarantee Agreement.

            "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

            "Participant" has the meaning set forth in Section 9.04.

            "Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

            "Paying Agent" means JPMorgan Chase Bank, N.A., in its capacity as paying agent for the Lenders hereunder and under the other Loan Documents.

            "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

            "Permanent Credit Facility" means the credit facility provided to the Borrower under the Credit Agreement dated as of July 18, 2005 among FDSI, the Borrower, the lenders party thereto and the Agents.

            "Permitted Encumbrances" means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.03;

(b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by proper proceedings;

(c) Liens (if any) arising by operation of law and pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance, old-age pensions and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not materially detract from the value of the affected property to FDSI or any Subsidiary or interfere with the ordinary conduct of business of FDSI or any Subsidiary;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

            "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

            "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

            "Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

            "Receivables Financing Facility" means the receivables financing facilities currently established by FDSI and any replacement thereof or other receivables financings pursuant to which certain Subsidiaries issue non-recourse Indebtedness and commercial paper secured by certain receivables of FDSI and the Subsidiaries.

            "Register" has the meaning set forth in Section 9.04.

            "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

            "Required Lenders" means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders.

            "Responsible Officer" means any executive officer of FDSI or any Subsidiary or any other officer of FDSI or any Subsidiary responsible for overseeing or reviewing compliance with this Agreement or any other Loan Document.

            "Revolving Credit Exposure" means, with respect to any Lender at any time, the outstanding principal amount of such Lender's Revolving Loans at such time.

            "Revolving Loan" means a Loan made pursuant to Section 2.03.

            "S&P" means Standard & Poor's Ratings Service or any successor thereto.

            "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Paying Agent is subject for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

            "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

            "Subsidiary" means any subsidiary of FDSI, which from and after the Effective Date shall include the Borrower and its subsidiaries. For purposes of the representations and warranties made herein and in the other Loan Documents on the Effective Date, the term "Subsidiary" includes each Person that becomes (or will become) a Subsidiary as a result of the Acquisition.

            "Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of FDSI or the Subsidiaries shall be a Swap Agreement.

            "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

            "Total Commitments" means, at any time, the aggregate amount of the Lenders' Commitments at such time.

            "Trade Letter of Credit" means any letter of credit issued under, or that becomes a letter of credit under, the Permanent Credit Facility for the benefit of a supplier of inventory to FDSI or any Subsidiary to effect payment for such inventory, the conditions to drawing under which include the presentation to the applicable issuing bank of negotiable bills of lading, invoices and related documents sufficient, in the judgment of such issuing bank, to create a valid and perfected lien on or security interest in such inventory, bills of lading, invoices and related documents in favor of such issuing bank.

            "Transactions" means the Acquisition Transactions, the execution, delivery and performance by each of FDSI and the Borrower of the Loan Documents to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof.

            "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.

            "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

            SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

            SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

            SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Paying Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Paying Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

            SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender's Revolving Credit Exposure exceeding such Lender's Commitment or (b) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the Total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

            SECTION 2.02 Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

            (b) Subject to Section 2.12, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, and (ii) each Competitive Borrowing shall be comprised entirely of Eurodollar Loans or Fixed Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

            (c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Commitments. Each request for a Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Revolving Borrowings outstanding.

            (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

            SECTION 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Paying Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Paying Agent of a written Borrowing Request in a form approved by the Paying Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

(v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Paying Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

            SECTION 2.04 Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the Total Commitments. To request Competitive Bids, the Borrower shall notify the Paying Agent of such request by telephone, in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) three Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Paying Agent of a written Competitive Bid Request in a form approved by the Paying Agent and signed by the Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Eurodollar Borrowing or a Fixed Rate Borrowing;

(iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term "Interest Period"; and

(v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Paying Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

            (b) Each Lender may (but shall not have any obligation to) make one or more irrevocable Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Paying Agent and must be received by the Paying Agent by telecopy, in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Paying Agent may be rejected by the Paying Agent, and the Paying Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

            (c) The Paying Agent shall notify the Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid, in the case of a Eurodollar Competitive Borrowing, not later than 10:00 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, on the proposed date of such Competitive Borrowing.

            (d) Subject only to the provisions of this paragraph, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Paying Agent by telephone, confirmed by telecopy in a form approved by the Paying Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Competitive Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph shall be irrevocable.

            (e) The Paying Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

            (f) If the Paying Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Paying Agent pursuant to paragraph (b) of this Section.

            SECTION 2.05 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Paying Agent most recently designated by it for such purpose by notice to the Lenders. The Paying Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Paying Agent in New York City and designated by the Borrower in the applicable Borrowing Request or Competitive Bid Request.

            (b) Unless the Paying Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Paying Agent such Lender's share of such Borrowing, the Paying Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Paying Agent, then the applicable Lender and the Borrower severally agree to pay to the Paying Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Paying Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Paying Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Paying Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

            SECTION 2.06 Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings, which may not be converted or continued.

            (b) To make an election pursuant to this Section, the Borrower shall notify the Paying Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Paying Agent of a written Interest Election Request in a form approved by the Paying Agent and signed by the Borrower.

            (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

            (d) Promptly following receipt of an Interest Election Request, the Paying Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

            (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Paying Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

            SECTION 2.07 Termination and Reduction of Commitments.

            (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

            (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $10,000,000 and not less than $25,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the sum of the Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the Total Commitments.

            (c) In the event and or each occasion that any Net Proceeds are received by or on behalf of FDSI (whether before, on or after the Effective Date) or any Subsidiary in respect of any Commitment Reduction Event, then within three Business Days of the date that such Net Proceeds are received, the Commitments shall be reduced by an aggregate amount equal to the amount of such Net Proceeds (provided that, for the avoidance of doubt, the minimum and integral amounts of Commitment reductions specified in paragraph (b) of this Section shall not apply to a reduction of the Commitments under this paragraph (c)).

            (d) The Borrower shall notify the Paying Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section, or any required reduction of the Commitments under paragraph (c) of this Section, at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Paying Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities (or in the case of paragraph (c), the consummation of the relevant Commitment Reduction Event), in which case such notice may be revoked by the Borrower (by notice to the Paying Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments; provided that any reduction of the Commitments made at a time when there is any Exceeding Lender Group shall be applied to reduce only the Commitments of the Exceeding Lender Group or Exceeding Lender Groups until the Commitments of such Exceeding Lender Group or Exceeding Lender Groups are reduced to $1,000,000,000; provided further, that at the time the Commitments of any Exceeding Lender Group exceeds the Commitments of another Exceeding Lender Group, any reduction of the Commitments shall be allocated among the Exceeding Lender Groups first to the Exceeding Lender Group whose Commitments exceed those of the other Exceeding Lender Group or Exceeding Lender Groups (or to the two Exceeding Lender Groups whose Commitments exceed those of the other Exceeding Lender Group in the case the Commitments of the two Exceeding Lender Groups are in an equal amount) until the Commitments of each Exceeding Lender Group are in an equal amount.

            SECTION 2.08 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Paying Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Paying Agent for the account of each Lender the then unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable to such Loan.

            (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

            (c) The Paying Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Paying Agent hereunder for the account of the Lenders and each Lender's share thereof.

            (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Paying Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

            (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Paying Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

            SECTION 2.09 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section; provided that the Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

            (b) In the event that and on each occasion that the sum of the total Revolving Credit Exposures and the aggregate principal amount of outstanding Competitive Loans exceeds the Total Commitments, the Borrower shall prepay Revolving Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Paying Agent to be applied by the Paying Agent to repay Competitive Loans as they come due) in an aggregate amount equal to such excess.

            (c) The Borrower shall notify the Paying Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination or reduction of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination or reduction is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Paying Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Except as provided in paragraph (d) of this Section, each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

            (d) In the event and on each occasion that there is any non-pro rata reduction of Commitments as a result of the proviso to the last sentence of Section 2.07(d), if any Revolving Borrowings are outstanding at the time of such reduction, then the Borrower shall prepay the Revolving Loans of each Lender included in any Exceeding Lender Group whose Commitment is so reduced by an amount such that, after giving effect to such prepayment, each such Lender's Loan included in each Revolving Borrowing represents the same percentage of such Revolving Borrowing as such Lender's Commitment represents of the Total Commitments, after giving effect to such reduction of Commitments. It is understood that the prepayments required by this paragraph (d) shall be made immediately prior to any prepayments required by paragraph (b) above and shall be taken into consideration in determining whether any prepayments are required by paragraph (b) above and the amount of any such prepayment so required.

            SECTION 2.010 Fees. (a) The Borrower agrees to pay to the Paying Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender's Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

            (b) The Borrower agrees to pay to the Paying Agent for the account of each Lender a utilization fee which shall accrue at the rate of 0.10% per annum on the amount of such Lender's Revolving Credit Exposure for each day on which the sum of the aggregate Revolving Credit Exposure of all of the Lenders plus the aggregate principal amount of all outstanding Competitive Loans exceeds 50% of the aggregate amount of the Commitments (and on each day after the termination of the Commitments on which Loans are outstanding). Accrued utilization fees, if any, shall be payable in arrears on the last day of each March, June, September and December of each year, on the date on the date on which the Commitments terminate and, if later, on the date the Loans shall be repaid in their entirety, commencing on the first such date to occur after the date hereof. All utilization fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

            (c) The Borrower agrees to pay to the Paying Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Paying Agent.

            (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Paying Agent for distribution, in the case of facility fees and utilization fees, to the Lenders. Fees paid shall not be refundable under any circumstances, except to the extent that the Borrower demonstrates that any amounts paid represent overpayments.

            SECTION 2.11 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate.

            (b) The Loans comprising each Eurodollar Borrowing shall bear interest (i) in the case of a Eurodollar Revolving Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (ii) in the case of a Eurodollar Competitive Loan, at the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

            (c) Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.

            (d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

            (e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

            (f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Paying Agent, and such determination shall be conclusive absent manifest error.

            SECTION 2.12 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Paying Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Paying Agent is advised by the Required Lenders (or, in the case of a Eurodollar Competitive Loan, the Lender that is required to make such Loan) that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Paying Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Paying Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) any request by the Borrower for a Eurodollar Competitive Borrowing shall be ineffective; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for Eurodollar Competitive Borrowings may be made to Lenders that are not affected thereby and (B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

            SECTION 2.13 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or Fixed Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

            (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

            (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

            (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

            (e) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

            SECTION 2.14 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or Fixed Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(c) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any Eurodollar Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

            SECTION 2.15 Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Paying Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

            (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

            (c) The Borrower shall indemnify the Paying Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Paying Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Paying Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

            (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Paying Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Paying Agent.

            (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Paying Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

            (f) If the Paying Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Paying Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Paying Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Paying Agent or such Lender in the event the Paying Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Paying Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

            SECTION 2.16 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Paying Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Paying Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto. The Paying Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

            (b) If at any time insufficient funds are received by and available to the Paying Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

            (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

            (d) Unless the Paying Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Paying Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Paying Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Paying Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Paying Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Paying Agent in accordance with banking industry rules on interbank compensation.

            (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b) or 2.16(d), then the Paying Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Paying Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

            SECTION 2.17 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

            (b) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Paying Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Paying Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

            Each of FDSI and the Borrower represents and warrants to the Lenders that:

            SECTION 3.01 Organization. Each of FDSI and the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

            SECTION 3.02 Powers; Authorization; No Conflicts; Enforceability. The Transactions are within FDSI's and the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (a) either FDSI's or the Borrower's charter or by-laws or (b) law or any contractual restriction binding on or affecting FDSI or the Borrower. This Agreement has been, and each of the other Loan Documents to which FDSI or the Borrower is to be a party when delivered hereunder will have been, duly executed and delivered by FDSI or the Borrower, as applicable. This Agreement is, and each of the other Loan Documents to which FDSI or the Borrower is to be a party when delivered hereunder will be, the legal, valid and binding obligation of FDSI or the Borrower, as applicable, enforceable against FDSI or the Borrower, as applicable, in accordance with its terms.

            SECTION 3.03 Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by FDSI and the Borrower of this Agreement or any other Loan Document to which FDSI or the Borrower is to be a party, the borrowing of the Loans and the use of the proceeds thereof.

            SECTION 3.04 Financial Condition; No Material Adverse Change.

            (a) The consolidated balance sheet of FDSI and its subsidiaries as at January 29, 2005, and the related consolidated statements of income and cash flows of FDSI and its subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent public accountants, and the consolidated balance sheet of FDSI and its subsidiaries as at April 30, 2005, and the related consolidated statements of income and cash flows of FDSI and its subsidiaries for the three months then ended, duly certified by a Financial Officer of FDSI, copies of which have been furnished to the Lenders, fairly present, subject, in the case of said balance sheet as at April 30, 2005, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the consolidated financial condition of FDSI and its subsidiaries as at such dates and the consolidated results of the operations of FDSI and its subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied.

            (b) Since January 29, 2005, there has been no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of FDSI and its subsidiaries, taken as a whole.

            SECTION 3.05 Litigation. There is no pending or threatened action, suit, investigation, litigation or proceeding affecting FDSI or any Subsidiary pending or threatened before any Governmental Authority or arbitrator that (a) would be reasonably likely to have a Material Adverse Effect or (b) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated hereby.

            SECTION 3.06 Investment and Holding Company Status. Neither FDSI nor the Borrower is (a) an "investment company", within the meaning of the Investment Company Act of 1940 or (b) a "holding company", as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

            SECTION 3.07 ERISA. (a) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has had or is reasonably expected to have a Material Adverse Effect.

            (b) As of the last annual actuarial valuation date, the "funded current liability percentage", as defined in Section 302(d)(8) of ERISA, of each Plan exceeds 90%, and there has been no material adverse change in the funding status of any such Plan since such date.

            (c) Neither FDSI nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that could be reasonably expected to have a Material Adverse Effect.

            (d) Neither FDSI nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, which reorganization or termination could be reasonably expected to have a Material Adverse Effect, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA, which reorganization or termination could be reasonably expected to have a Material Adverse Effect.

            (e) Except as set forth in the financial statements referred to in Section 3.04(a) and in paragraphs (a) and (b) of Section 5.01, neither FDSI nor any Subsidiary has any material liability with respect to "expected post retirement benefit obligations" within the meaning of Statement of Financial Accounting Standards No. 106.

ARTICLE IV

Conditions

            SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Paying Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Paying Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) from FDSI and the Borrower a counterpart of the Guarantee Agreement signed on behalf of FDSI and the Borrower.

(b) The Paying Agent shall have received a favorable written opinion (addressed to the Paying Agent and the Lenders and dated the Effective Date) of (i) Jones Day, counsel to FDSI and the Borrower, substantially in the form of Exhibit B and (ii) Dennis J. Broderick, the General Counsel for FDSI, substantially in the form of Exhibit C, in each case covering such other matters relating to FDSI and the Borrower, the Loan Documents, the Transactions or the other transactions contemplated hereby as the Required Lenders shall reasonably request. FDSI and the Borrower hereby request such counsel to deliver such opinion.

(c) The Paying Agent shall have received such documents and certificates as the Paying Agent or its counsel may reasonably request relating to the organization, existence and good standing of FDSI and the Borrower, the authorization of the Transactions and any other legal matters relating to FDSI and the Borrower, the Loan Documents or the Transactions, all in form and substance satisfactory to the Paying Agent and its counsel, including all documentation and other information required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the Patriot Act.

(d) The representations of FDSI and the Borrower set forth in this Agreement shall be true and correct, no Default shall have occurred and be continuing and the Paying Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer or a Financial Officer of FDSI and the Borrower, confirming the foregoing.

(e) The Paying Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f) The Acquisition shall have been consummated substantially on the terms and conditions set forth in the Merger Agreement, as in effect as of the date hereof (without giving effect to any amendments or waivers of any material terms or conditions thereof unless approved by the Agents), the other Acquisition Transactions shall have been consummated and the Paying Agent shall have received a certificate, dated the Effective Date, signed by a Responsible Officer or a Financial Officer of FDSI confirming the foregoing.

(g) One or more of the following sources shall have provided FDSI with sufficient funds to pay the entire cash portion of the consideration for the Acquisition: proceeds from the sale of FDSI's credit card business, proceeds from the sale of May's credit card business, cash on hand prior to the Effective Date, borrowings under the credit facility provided under this Agreement and/or the issuance of commercial paper supported by the credit facility provided under this Agreement.

(h) Before or simultaneously with the Effective Date all Indebtedness under each of the Existing Credit Agreements shall have been repaid, and all commitments and obligations thereunder shall have been terminated and satisfied (other than letters of credit issued under the Existing Credit Agreements that became letters of credit under the Permanent Credit Facility), and the Paying Agent shall have received satisfactory evidence thereof, and the Permanent Credit Facility shall have become effective.

The Paying Agent shall notify FDSI, the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on December 31, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

            SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) The representations and warranties of FDSI and the Borrower set forth in this Agreement (other than those in Section 3.04(b) and clause (a) of Section 3.05) shall be true and correct on and as of the date of such Borrowing.

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by FDSI and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

        Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each of FDSI and the Borrower covenants and agrees with the Lenders that:

            SECTION 5.01 Financial Statements; Ratings Change and Other Information. FDSI or the Borrower will furnish to the Paying Agent and each Lender:

(a) as soon as available and in any event within 90 days after the end of each fiscal year of FDSI, a copy of the annual audit report for such year for FDSI and its consolidated subsidiaries, containing a consolidated balance sheet of FDSI and its consolidated subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of FDSI and its consolidated subsidiaries for such fiscal year, in each case accompanied by an opinion by KPMG LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) and certificates of a Financial Officer of FDSI (i) as to compliance with the terms of this Agreement, (ii) setting forth in reasonable detail the Interest Coverage Ratio and the Leverage Ratio as of the end of such fiscal year and the calculations necessary to demonstrate compliance with Sections 6.05 and 6.06 as of the end of such fiscal year and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the last consolidated financial statements of FDSI and its consolidated subsidiaries referred to in Section 3.04(a) that materially affects the financial statements accompanying such certificate and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(b) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of FDSI, a consolidated balance sheet of FDSI and its consolidated subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of FDSI and its consolidated subsidiaries for the period commencing at the end of the previous fiscal year of FDSI and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by a Financial Officer of FDSI as having been prepared in accordance with GAAP, and certificates of a Financial Officer of FDSI (i) as to compliance with the terms of this Agreement, (ii) setting forth in reasonable detail the Interest Coverage Ratio and the Leverage Ratio as of the end of such fiscal quarter and the calculations necessary to demonstrate compliance with Sections 6.05 and 6.06 as of the end of such fiscal quarter and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the last consolidated financial statements of FDSI and its consolidated subsidiaries referred to in Section 3.04(a) that materially affects the financial statements accompanying such certificate and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(c) as soon as possible and in any event within five days after any Responsible Officer becomes aware of the occurrence of a Default or an event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect, in each case continuing on the date of such statement, a statement of a Financial Officer of FDSI or the Borrower setting forth details of such Default, event, development or other circumstance (including the anticipated effect thereof) and the action that FDSI or the Borrower has taken and proposes to take with respect thereto;

(d) promptly after the sending thereof, copies of all reports that FDSI or the Borrower sends to any of the holders of any class of its outstanding securities;

(e) promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority or arbitrator affecting FDSI or any Subsidiary of the type described in Section 3.05; and

(f) such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of FDSI or any Subsidiary as any Lender through either Administrative Agent may from time to time reasonably request.

FDSI and the Borrower also agree that promptly after any report or registration statement, other than a registration statement on Form S-8 or any successor form thereto, is filed by FDSI or any Subsidiary with the Securities and Exchange Commission or any national securities exchange a copy thereof will be made available on FDSI's website.

            SECTION 5.02 Existence. FDSI will, and will cause each of the Subsidiaries to, preserve and maintain, its corporate existence, rights (charter and statutory), permits, licenses, approvals, privileges and franchises, except, with respect to such rights, permits, licenses, approvals, privileges and franchises, where the failure to do so could not be reasonably expected to have a Material Adverse Effect; provided that FDSI and the Subsidiaries may consummate any merger or consolidation permitted under Section 6.03 and, provided, further, that neither FDSI nor any Subsidiary shall be required to preserve or maintain (i) the corporate existence of any Minor Subsidiary if the Board of Directors of the parent of such Minor Subsidiary, or an executive officer of such parent to whom such Board of Directors has delegated the requisite authority, shall determine that the preservation and maintenance thereof is no longer desirable in the conduct of the business of such parent and that the loss thereof is not disadvantageous in any material respect to FDSI, the Borrower, such parent, the Paying Agent or the Lenders or (ii) any right, permit, license, approval, privilege or franchise if the Board of Directors of FDSI or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of FDSI or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to FDSI, such Subsidiary, the Paying Agent or the Lenders.

            SECTION 5.03 Payment of Obligations. FDSI will, and will cause each of the Subsidiaries to, pay and discharge, before the same shall become delinquent, (a) all Taxes imposed upon it or upon its property and (b) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided that neither FDSI nor any Subsidiary shall be required to pay or discharge any such Tax or claim (i) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors and (ii) if such non-payments, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

            SECTION 5.04 Maintenance of Properties; Insurance. (a) Except where the failure to do so, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect, FDSI will, and will cause each of the Subsidiaries to, maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

            (b) FDSI will, and will cause each of the Subsidiaries to, maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which FDSI or such Subsidiary operates, except where failure to maintain such insurance could not be reasonably expected to have a Material Adverse Effect.

            SECTION 5.05 Books and Records; Inspection Rights. (a) FDSI will, and will cause each of the Subsidiaries to, keep proper books of record and account in such detail as is necessary to allow the delivery of the reports required by Section 5.01, in which full and correct entries shall be made of all financial transactions and the assets and business of FDSI and its consolidated subsidiaries in accordance with GAAP.

            (b) FDSI will, and will cause each of the Subsidiaries to, at any reasonable time and from time to time, upon reasonable notice, permit any Agent or any of the Lenders or any agents or representatives thereof, to examine the records and books of account of, and visit the properties of, FDSI or any Subsidiary and to discuss the affairs, finances and accounts of FDSI or any Subsidiary with any of their financial officers.

            SECTION 5.06 Compliance with Laws. FDSI will, and will cause each of the Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders (including ERISA and environmental laws), except, in any case, where the failure so to comply, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

            SECTION 5.07 Use of Proceeds. The proceeds of the Loans will be used only to pay a portion of the consideration for the Acquisition or to support commercial paper issued for such purpose. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each of FDSI and the Borrower covenants and agrees with the Lenders that:

            SECTION 6.01 Subsidiary Indebtedness. FDSI will not permit any Subsidiary (other than the Borrower) to create, assume or suffer to exist, any Indebtedness, other than:

(a) Indebtedness owed to FDSI or to a wholly owned Subsidiary;

(b) Indebtedness existing on the date hereof (whether such Indebtedness is Indebtedness of a subsidiary of FDSI or a subsidiary of the Borrower) and described on Schedule 6.01 (the "Existing Indebtedness"), and any Indebtedness extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Indebtedness; provided that the principal amount of such Existing Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed as a result of, or in connection with, such extension, refunding or refinancing;

(c) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(d) Indebtedness incurred in connection with the sale or other disposition of accounts receivable arising in connection with the Receivables Financing Facility, including Indebtedness consisting of indemnification obligations of the Subsidiaries and FDSI's guarantee thereof;

(e) Indebtedness of any Person that becomes a Subsidiary after the date hereof (other than pursuant to the Acquisition) that is existing at the time such Person becomes a Subsidiary (other than Indebtedness incurred solely in contemplation of such Person becoming a Subsidiary) and any Indebtedness extending the maturity of, or refunding or refinancing, such Indebtedness, in whole or in part; provided that the principal amount of such Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed as a result of, or in connection with, such extension, refunding or refinancing; and

(f) other Indebtedness in an aggregate principal amount at any time outstanding not to exceed 10% of Consolidated Net Worth.

            SECTION 6.02 Liens. FDSI will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien on or with respect to any of its assets of any character (including accounts) whether now owned or hereafter acquired, or assign any accounts or other right to receive income, except:

(a) Liens created or existing under the Loan Documents;

(b) Permitted Encumbrances;

(c) the Liens existing on the date hereof and described on Schedule 6.02 (whether such Liens are on the assets of FDSI or any of its subsidiaries or the Borrower or any of its subsidiaries);

(d) purchase money Liens upon or in real property or equipment acquired or held in the ordinary course of business to secure the purchase price of such property or equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property or equipment), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, constructed or improved (except that Liens incurred in connection with the construction or improvement of real property may extend to additional real property immediately contiguous to such property being constructed or improved) and no such extension, renewal or replacement shall extend to or cover any such properties not theretofore subject to the Lien being extended, renewed or replaced;

(e) Liens arising in connection with Capital Lease Obligations; provided that no such Lien shall extend to or cover any assets other than the assets subject to the applicable capital leases;

(f) Liens on property of a Person existing at the time such Person is merged into or consolidated with FDSI or any Subsidiary or becomes a Subsidiary (in each case other than pursuant to the Acquisition); provided that such Liens (other than replacement Liens permitted under clause (k) below) were not created in contemplation of such merger, consolidation or investment and do not extend to any assets other than those of the Person merged into or consolidated with FDSI or such Subsidiary or acquired by the FDSI or such Subsidiary;

(g) Liens on accounts receivable and other related assets arising solely in connection with the sale or other disposition of such accounts receivable in the ordinary course of business of FDSI and the Subsidiaries pursuant to the Receivables Financing Facility and the sale of certain accounts receivable to General Electric Capital Corporation;

(h) Liens securing Documentary LCs or Trade Letters of Credit; provided that no such Lien shall extend to or cover any assets of FDSI or any Subsidiary other than the inventory (and bills of lading and other documents related thereto) being financed by any such Documentary LCs or Trade Letter of Credit, as the case may be;

(i) Liens in respect of goods consigned to FDSI or any of its Subsidiaries in the ordinary course of business; provided that such Liens are limited to the goods so consigned;

(j) Liens (other than on inventory) securing Indebtedness incurred by FDSI or the Subsidiaries; provided that the sum of the aggregate amount of such Indebtedness at any time outstanding shall not exceed $500,000,000; and

(k) the replacement, extension or renewal of any Lien permitted by clause (c) or (f) above upon or in the same property theretofore subject thereto or, in the case of Liens on real property and related personal property of FDSI or any of the Subsidiaries, upon or in substitute property of like kind of FDSI or such Subsidiary, as the case may be, determined in good faith by the Board of Directors of FDSI or such Subsidiary to be of the same or lesser value than the property theretofore subject thereto, or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby.

            SECTION 6.03 Fundamental Changes; Conduct of Business. (a) FDSI will not, and will not permit the Borrower or any other Material Subsidiary to, merge or consolidate with or into any Person except that (i) any Subsidiary may merge or consolidate with or into any other Subsidiary (provided that, if the Borrower is a party to any such merger or consolidation, the Borrower shall be the surviving entity and shall remain a direct, wholly owned subsidiary of FDSI), (ii) any Subsidiary may merge into FDSI and FDSI may merge with any other Person, so long as in either case FDSI is the surviving corporation and (iii) in connection with any acquisition, any Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, so long as the Person surviving such merger shall be a Subsidiary (provided that, if the Borrower is a party to any such merger or consolidation, the Borrower shall be the surviving entity and shall remain a direct, wholly owned subsidiary of FDSI); provided that in each case, no Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

            (b) FDSI and the Borrower will not liquidate or dissolve, and FDSI will not, and will not permit any Subsidiary to sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of FDSI and the Subsidiaries, taken as a whole (whether now owned or hereafter acquired).

            (c) FDSI will not, and will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by FDSI, May and their respective subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

            SECTION 6.04 Sale and Leaseback Transactions. FDSI will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (a) any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after FDSI or such Subsidiary acquires or completes the construction of such fixed or capital asset and (b) any such sale of any fixed or capital assets for fair market value; provided that the fair market value of all such assets sold in reliance upon this clause (b) plus the aggregate amount of Indebtedness at any time outstanding secured by Liens in reliance on Section 6.02(j) shall not exceed 12.5% of Consolidated Net Tangible Assets, determined as of the date of any such sale.

            SECTION 6.05 Leverage Ratio. FDSI will not permit the Leverage Ratio as of the last day of any Measurement Period to exceed 0.62 to 1.00.

            SECTION 6.06 Interest Coverage Ratio. FDSI will not permit the Interest Coverage Ratio as of the last day of any Measurement Period to be less than 3.25 to 1.00.

ARTICLE VII

Events of Default

        If any of the following events ("Events of Default") shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower or FDSI shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of FDSI or the Borrower in or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made;

(d) FDSI or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(c) or (e), 5.02 (with respect to FDSI's or the Borrower's existence) or 5.07 or in Article VI;

(e) FDSI or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Paying Agent to FDSI or the Borrower (which notice will be given at the request of any Lender);

(f) FDSI, the Borrower or any other Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace periods);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any applicable grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of FDSI, the Borrower or any other Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for FDSI, the Borrower or any other Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) FDSI, the Borrower or any other Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for FDSI, the Borrower or any other Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) FDSI, the Borrower or any other Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $150,000,000 shall be rendered against FDSI, the Borrower, any other Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of FDSI, the Borrower or any other Subsidiary to enforce any such judgment; provided that any such judgments shall only result in an Event of Default under this clause (k) if and to the extent that the aggregate amount of such judgments not covered by a valid and binding policy of insurance between the defendant and the insurer covering the payment thereof exceeds $150,000,000 so long as such insurer, which shall be rated at least "A" by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgments;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of FDSI, the Borrower or any other Subsidiary in an aggregate amount exceeding $150,000,000;

(m) FDSI's Guarantee of the Obligations purported to be created under the Guarantee Agreement shall cease to be, or shall be asserted by FDSI not to be, in full force and effect (other than in accordance with the express terms of any Loan Document); or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to FDSI or the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Paying Agent may, and at the request of the Required Lenders shall, by notice to FDSI or the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of FDSI and the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by FDSI and the Borrower; and in case of any event with respect to FDSI or the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of FDSI and the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by FDSI and the Borrower.

ARTICLE VIII

The Agents

            Each of the Lenders hereby irrevocably appoints the each Agent as its agent and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

            Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with FDSI, the Borrower or any other Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

            No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to FDSI, the Borrower or any of the other Subsidiaries that is communicated to or obtained by the bank serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given such Agent by FDSI, the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

            Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for FDSI or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

            Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

            Subject to the appointment and acceptance of a successor Paying Agent or Administrative Agent as provided in this paragraph, the Paying Agent or an Administrative Agent may resign at any time by notifying the Lenders and FDSI. Upon any such resignation, the Required Lenders shall have the right with the consent of FDSI (not to be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Paying Agent or Administrative Agent, as the case may be, gives notice of its resignation, then the retiring Paying Agent or Administrative Agent may, on behalf of the Lenders, appoint a successor Paying Agent or Administrative Agent, as applicable, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Paying Agent or Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Paying Agent or Administrative Agent, as applicable, and the retiring Paying Agent or Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by FDSI and the Borrower to a successor Paying Agent or Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between FDSI and the Borrower and such successor. After the Paying Agent's or Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Paying Agent or Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Paying Agent or Administrative Agent.

            Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

            SECTION 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to FDSI or the Borrower, to it at Federated Department Stores, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202, Attention of the Chief Financial Officer, with a copy to the General Counsel (other than in the case of any notice or communication provided for under Article II) (Telecopy No. (513) 579-7462);

(ii) if to the Paying Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fanin Street, Houston, Texas 77002, Attention of Jennifer Anyigbo (Telecopy No. (713) 750-2782), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of Barry Bergman (Telecopy No. (212) 270-6637);

(iii) if to Bank of America, N.A., as Administrative Agent, to it at 2001 Clayton Road, Building B, 2nd Floor, CA4-704-02-25, Concord, California 94520. Attention of GK Lapitan (Telecopy No. (888) 969-9170); and

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

            (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Paying Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Paying Agent and the applicable Lender. The Paying Agent, FDSI or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

            (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

            SECTION 9.02 Waivers; Amendments. (a) No failure or delay by the Paying Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Paying Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by FDSI or the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Paying Agent or any Lender may have had notice or knowledge of such Default at the time.

            (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by FDSI, the Borrower and the Required Lenders or by FDSI, the Borrower and the Paying Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Paying Agent and FDSI and the Borrower, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) release FDSI from its Guarantee under the Guarantee Agreement or limit its liability thereunder without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent hereunder without the prior written consent of such Agent.

            SECTION 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by each Agent and its Affiliates, including the reasonable fees, charges and disbursements of one outside counsel (and any local counsel where appropriate) for the Agents, collectively, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by any Agent or any Lender, including the fees, charges and disbursements of any counsel for any Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

            (b) The Borrower shall indemnify each Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

            (c) To the extent that the Borrower fails to pay any amount required to be paid by it to an Agent, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent in its capacity as such.

            (d) To the extent permitted by applicable law, neither FDSI nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions or the other transactions contemplated hereby, any Loan or the use of the proceeds thereof.

            (e) All amounts due under this Section shall be payable promptly after written demand therefor.

            SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither FDSI nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by FDSI or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

            (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) FDSI or the Borrower; provided that no consent of FDSI or the Borrower shall be required for an assignment to a Lender or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Paying Agent; provided that no consent of the Paying Agent shall be required for an assignment of a Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment.

            (ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Competitive Loans, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Paying Agent) shall not be less than $10,000,000, unless each of the Borrower (or FDSI) and the Paying Agent otherwise consent; provided that no such consent of the Borrower (or FDSI) shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement; provided that this clause shall not apply to rights in respect of outstanding Competitive Loans;

(C) the parties to each assignment shall execute and deliver to the Paying Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Paying Agent an Administrative Questionnaire.

            (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

            (iv) The Paying Agent, acting for this purpose as an agent of FDSI and the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and FDSI and the Borrower and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

            (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Paying Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

            (c) (i) Any Lender may, without the consent of FDSI, the Borrower or the Agents, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) FDSI, the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, FDSI and the Borrower agree that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

            (ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with FDSI's or the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless FDSI or the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of FDSI and the Borrower, to comply with Section 2.15(e) as though it were a Lender.

            (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

            SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by FDSI and the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and thereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

            SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to any Agent or Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Paying Agent and when the Paying Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto (other than the Borrower), and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

            SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

            SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of FDSI or the Borrower against any of and all the obligations of such Person now or hereafter existing under any Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under any Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

            SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

            (b) Each of FDSI and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against FDSI, the Borrower or their respective properties in the courts of any jurisdiction.

            (c) Each of FDSI and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

            SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

            SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

            SECTION 9.12 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of FDSI or the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent or any Lender on a nonconfidential basis from a source other than FDSI or the Borrower. For the purposes of this Section, "Information" means all information received from FDSI or the Borrower relating to FDSI or the Borrower or their respective businesses, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by FDSI or the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

            SECTION 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

            SECTION 9.14 Patriot Act. Each Lender hereby notifies FDSI and the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies FDSI and the Borrower, which information includes the names and addresses of FDSI and the Borrower and other information that will allow such Lender to identify FDSI and the Borrower in accordance with the Act.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FEDERATED DEPARTMENT STORES, INC.,

By: /s/ Karen M. Hoguet
Name: Karen M. Hoguet
Title: EVP and CFO

FEDERATED RETAIL HOLDINGS, INC.,

By: /s/ Brian M. Szames
Name: Brian M. Szames
Title: VP andTreasurer

JPMORGAN CHASE BANK, N.A.,
individually and as Paying Agent and Administrative Agent,

By: /s/ Barry Bergman
Name: Barry Bergman
Title: Managing Director

BANK OF AMERICA, N.A.,
individually and as Administrative Agent,

By: /s/ Dan M. Killian
Name: Dan M. Killian
Title: Senior Vice President